Exh.h.6.

KEELEY FUNDS, INC.
FIRST AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 13th day of January, 2006 to the Transfer Agent Servicing Agreement, dated as of the 15th day of April, 2005, (the "Agreement"), is entered by and between Keeley Funds, Inc., a Maryland corporation (the "Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Paragraph 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superceded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John Keeley, Jr.	By: /s/ Joe D. Redwine

Name: John L. Keeley, Jr.	Name: Joe D. Redwine

Title: President	Title: Senior Vice President